Exhibit 10.73

MASTER EQUIPMENT AND SERVICES AGREEMENT
AMENDMENT #3

THIS AMENDMENT AND RESTATEMENT AGREEMENT #3 TO THE MASTER EQUIPMENT AND SERVICES AGREEMENT originally dated August 31, 2016 between Insulet Corporation and ATS Automation Tooling Systems Inc. as amended by the Amendment and Restatement Agreement dated August 31, 2021 and that Amendment and Restatement Agreement #2 dated August 31, 2022 (together, the “MESA”), is made and entered into as of 31 August 2024 (“Amendment Effective Date”) by and between:

1.Insulet Corporation, with offices at 100 Nagog Park, Acton, MA 01720 (“Insulet”); and

2.ATS Corporation (formerly ATS Automation Tooling Systems Inc.), a company registered under the laws of Ontario, Canada with its registered office situated at 730 Fountain St N, Cambridge, ON N3H 4R7, Canada (“ATS”).

(the “Parties”).

WHEREAS:

a)the Parties have previously entered into and executed the MESA (as amended);

b)the MESA is due to expire on August 31, 2024 and the Parties wish to extend the term of the MESA; and

c)the Parties therefore now wish to further amend the MESA as set out below with effect from the Amendment Effective Date.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.With effect from the Amendment Effective Date, the first sentence of Clause 2 shall be deleted in its entirety and shall be replaced by the following revised first sentence of Clause 2:

“2. This Agreement shall become effective on the Effective Date and shall terminate August 31, 2029, unless earlier terminated in accordance with the termination provisions below (the “Term”).”

2.With effect from the Amendment Effective Date, Clause 28 of the MESA shall be deleted in its entirety and be replaced by the following revised Clause:

“28. The following clauses contained in this Agreement, 14 (Limited Warranty); 15 (Confidentiality); 16 (Property Rights and Software Licenses); 17 (Patents); 18 (Limitations of Liability and Remedies); 33 (Escrow Agreement); Schedule 1; Schedule 2; Schedule 3; and any other clause or term that would, by its nature, be deemed or reasonably expected to survive termination of this Agreement, will survive the termination or expiration of this Agreement.”

3.Except as provided herein, all other terms, conditions and provisions of the MESA shall remain in full force and effect.

4.This agreement may be entered into electronically and in the form of two or more counterparts, each executed by one or more of the Parties but will not be effective until all Parties have executed and delivered at least one counterpart. Each counterpart will be an original of this agreement and all the counterparts taken together will constitute one instrument.

5.This agreement shall be governed by and construed in accordance with the laws of the State of New York and the United States, excluding its conflicts of law principles.

IN WITNESS OF WHICH, the Parties have caused this agreement to be executed by their duly authorized corporate officers or representatives as of the date first above written.

Insulet Corporation	ATS Corporation

By: /s/ James Flinn	By:/s/ Nick Anghel

Name: James Flinn	Name: Nick Anghel

Title: VP, Global Manufacturing Engineering	Title: General Manager – Life Sciences, Systems Cambridge

Date: 10-Jul-2024	Date: 11-Jul-2024